Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK Announces Appointment of Thomas Amato to Board of Directors

BERWYN, PA, MARCH 7, 2017 – AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has appointed Thomas Amato as a new director of the Company. Mr. Amato serves as President and Chief Executive Officer of TriMas Corporation (NASDAQ: TRS), a diversified, global manufacturer of engineered products.

“We are excited to have Tom join our team as a member of AMETEK’s Board of Directors. He is a tenured leader in our industry with more than 25 years of demonstrated and relevant industry experience,” comments Frank S. Hermance, Executive Chairman of the Board. “Tom brings a wealth of proven executive leadership and is an excellent complement to our existing Board skill set.”

Prior to joining TriMas in 2016, Mr. Amato served as President and Chief Executive Officer of Metaldyne, LLC from 2009 through 2015. He also served as Co-President and Chief Integration Officer of Metaldyne Performance Group from 2014 through 2015. Prior to that, Mr. Amato served in various senior management and corporate development positions at Metaldyne Corp., TriMas, MascoTech, and Imperial Chemical Industries.

Mr. Amato currently serves as Director for TriMas. He holds a bachelor’s degree in chemical engineering from Wayne State University and an MBA from the Ross School of Business at the University of Michigan.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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